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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 6, 2006

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 281-0356

354 Industry Drive, Auburn, Alabama 36830
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2006, Arotech Corporation (the “Company”) and each holder (each, an “Investor” and collectively, the “Investors”) of its Senior Secured Convertible Notes due 2008 (the “Notes”) entered into a Conversion Agreement dated April 7, 2006 (collectively, the “Conversion Agreements”) pursuant to which an aggregate of $6,148,903.60 principal amount of the Notes was converted into 15,372,259 shares of the Company’s common stock. The amount converted will eliminate Company’s obligation to make the installment payments under the Notes on each of March 31, 2008, January 31, 2008, November 30, 2007 and September 30, 2007 (aggregating a total of $5,833,333.33). In addition, an additional $315,570.27 as a result of the conversion was applied against part of the installment payment due July 31, 2007. As a result of the conversion, $8,434,429.73 of principal remains outstanding under the Notes. Each Investor also agreed, among other things, to defer the installment payment due on May 31, 2006 to July 31, 2006.

After taking account of the above pre-payment and deferment, the Company anticipates a savings of approximately $1.13 million in interest that would otherwise have accrued and been payable on the Notes.

The foregoing description of the Amendment Agreement is qualified in its entirety by reference to the agreement itself, which is attached to this report as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 6, 2006, the Company received a Nasdaq Staff Determination indicating that it was not in compliance with the report filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14) and that its securities are, therefore, subject to delisting from the Nasdaq National Market.

Nasdaq based this determination on the fact that, in the Company’s Annual Report on Form 10-K that it timely filed with the Securities and Exchange Commission on March 31, 2006, the Company noted, in presenting management’s conclusions that its internal controls were not effective as of December 31, 2005, that management had not yet completed its assessment of the effectiveness of the Company’s internal control over financial reporting. Nasdaq takes the position that the Form 10-K that the Company filed was therefore deficient. The Company believes, based on a review of the relevant rules and precedents, that the fact that management had not yet completed its assessment of the effectiveness of the Company’s internal control over financial reporting did not render its Form 10-K deficient.

In light of its conclusion that its internal controls were not effective as of December 31, 2005, the Company’s management performed additional analyses and other procedures to determine that its 2005 consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). Accordingly, management indicated in its Form 10-K its belief that the consolidated financial statements included in its Form 10-K fairly present in all material respects the Company’s financial position, results of operations and cash flows for the periods presented.

This matter will be included in the appeal that the Company has requested before Nasdaq Listing Qualifications Panel.

On April 7, 2006, we announced the above by press release, a copy of which is attached hereto as Exhibit 99.1.

Item 3.02 Unregistered Sales of Equity Securities.

Item 1.01 above is hereby incorporated by reference into this Item 3.02.

We issued the above securities in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuance of these securities was without the use of an underwriter.

Item 9.01 Financial Statements and Exhibits.

As described above, the following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description
4.1	Form of Conversion Agreement between the Company and various investors dated April 7, 2006
99.1	Press release dated April 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION
(Registrant)

Dated: April 7, 2006	By:	/s/ Robert S. Ehrlich
Name: Robert S. Ehrlich
Title: Chairman and CEO